CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated October 13, 2009 relating to the consolidated financial statements of Douglas Lake Minerals Inc. that are included in the Company's annual report on Form 10-K for the year ended May 31, 2009, which is incorporated by reference in each of (i) the Company's Form S-8 Registration Statement filed with the United States Securities and Exchange Commission on October 9, 2007 and (ii) the Company's Form S-8 Registration Statement filed with the United States Securities and Exchange Commission on December 30, 2008.

/s/ "MANNING ELLIOTT LLP"

CHARTERED ACCOUNTANTS

Vancouver, Canada

October 14, 2009